Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated February 24, 2022, with respect to the consolidated financial statements and financial statement schedule III of NETSTREIT Corp., and the effectiveness of internal control over financial reporting included herein.
/s/ KPMG LLP

Dallas, Texas
February 24, 2022